Exhibit 5.1

Hogan & Hartson LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 +1.202.637.5600 Tel +1.202.637.5910 Fax

www.hhlaw.com

March 16, 2009

Board of Directors

US Gold Corporation

99 George Street, 3rd Floor

Toronto, ON

Canada M5A 2N4

Ladies and Gentlemen:

We are acting as counsel to US Gold Corporation, a Colorado corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to $200,000,000 in aggregate amount of one or more series of the following securities of the Company: (i) unsecured debt securities (the “Debt Securities”), which may be guaranteed (such guarantees being the “Guarantees of Debt Securities”) by any or all of Tonkin Springs Gold and Mining Company, a Colorado corporation (“Tonkin Springs Gold”), U.S. Environmental Corporation, a Colorado corporation (“U.S. Environmental”), Tonkin Springs Venture Limited Partnership, a Nevada limited partnership (“Tonkin Springs Venture”), Tonkin Springs LLC, a Delaware limited liability company (“Tonkin Springs LLC”) and US Gold Holdings Corporation, a Delaware corporation (“US Gold Holdings”) (each of Tonkin Springs Gold, U.S. Environmental, Tonkin Springs Venture, Tonkin Springs LLC and US Gold Holdings being a “Co-Registrant” and collectively the “Co-Registrants”), (ii) shares of common stock, no par value per share (the “Common Shares”), (iii) warrants to purchase Debt Securities (the “Debt Warrants”); (iv) warrants to purchase Common Shares (the “Common Stock Warrants”), (v) subscription rights to purchase  Common Shares, Debt Warrants or Common Stock Warrants (the “Subscription Rights”), and (vi) subscription receipts for Common Shares, Debt Warrants or Common Stock Warrants (the “Subscription Receipts” and, together with the Debt Securities, Guarantees of Debt Securities, Common Shares, Debt Warrants and Common Stock Warrants, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus.  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities to be offered from time to time, and any related Guarantees of Debt Securities by the Co-Registrants, will have been duly authorized and established by proper action of the board of directors of the Company or or the board of directors or other governing body of the Co-Registrant(s) or a duly authorized committee of such board or other governing body, (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s and the Co-Registrant’s charter and bylaws or applicable governing documents and corporate law applicable to each of the Company and the Co-Registrant(s), in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or Co-Registrant(s) or otherwise impair the legal or binding nature of the obligations represented by such Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any senior Debt Securities and any related Guarantees of Debt Securities will be issued or entered into pursuant to a “senior indenture” and any subordinated Debt Securities and any related Guarantees of Debt Securities will be issued or entered into pursuant to a “subordinated indenture,” substantially in the forms of such indentures filed as Exhibits 4.1 and 4.2, respectively, to the Registration Statement, and one or more supplemental indentures relating thereto as may be required; (iv) the indenture under which any Debt Securities and any related Guarantees of Debt Securities are issued or entered into will be qualified under the Trust Indenture Act of 1939, as amended; (v) any Debt Warrants will be issued under one or more debt warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (vi) any Common Stock Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (vii) any Subscription Rights will be issued through a subscription rights agent under one or more subscription rights agreements; (viii) any Subscription Receipts will be issued through a subscription receipts agent under one or more subscription receipts agreements or indentures; (ix) the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; and (x) the Company will remain a Colorado corporation and the Co-Registrants will remain organized in their respective jurisdictions.

To the extent that the obligations of the Company and the Co-Registrants with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the indenture for any Debt Securities and any related Guarantees of Debt Securities, under the warrant agreement for any Debt Warrants or Common Stock Warrants, under the subscription rights agreement for any Subscription Rights, and under the subscription receipts agreement or indenture for any Subscription Receipts, namely, the trustee, the warrant agent, the rights agent or the receipts agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such indenture, warrant agreement, subscription rights agreement, or subscription receipts agreement or indenture, as applicable; that such indenture, warrant agreement, subscription rights agreement, or subscription receipts agreement or indenture, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such indenture, warrant agreement, subscription rights agreement, or subscription receipts agreement or indenture, as applicable, and with all applicable laws and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such indenture, warrant agreement, subscription rights agreement, or subscription receipts agreement, or indenture as applicable.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions given in paragraphs (b), the Colorado Business Corporation Act, as amended, and (ii) as to the opinions given in paragraphs (a), (c), (d), (e) and (f), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level).  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).  As used herein, the term “Colorado Business Corporation Act, as amended” includes the statutory provisions contained therein, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)                                  The Debt Securities and any related Guarantees of Debt Securities (including any Debt Securities duly issued upon the exercise of Debt Warrants), upon due execution and delivery of an indenture and any required supplemental indenture relating thereto on behalf of the Company, the Co-Registrants, as applicable, and the trustee named therein, and upon authentication by such trustee and due execution and delivery by the Company and the Co-Registrants, as applicable, in accordance with the indenture and any supplemental indenture relating thereto, will constitute valid and binding obligations of the Company and the Co-Registrants, as applicable.

(b)                                 The Common Shares (including any Common Shares duly issued upon the exercise of Common Stock Warrants and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of the Company of certificates therefor, will be validly issued, fully paid and nonassessable.

(c)                                  The Debt Warrants, upon due execution and delivery of a debt warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Debt Warrants by such warrant agent, and upon due execution and delivery of the Debt Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(d)                                 The Common Stock Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Common Stock Warrants by such warrant agent, and upon due execution and delivery of the Common Stock Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(e)                                  The Subscription Rights, upon due execution and delivery of a subscription rights agreement relating thereto by the Company, and upon due execution and delivery of one or more certificates bearing such terms on behalf of the Company, will constitute valid and binding obligations of the Company.

(f)                                    The Subscription Receipts, upon due execution and delivery of a subscription rights agreement or indenture relating thereto by the Company, and upon due execution and delivery of one or more certificates bearing such terms on behalf of the Company, will constitute valid and binding obligations of the Company.

The opinions expressed in Paragraphs (a), (c), (d), (e) and (f) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.